Exhibit 15.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-144593), of our report dated March 12, 2008, except as to Note 12, which is as of April 10, 2008, with respect to the consolidated financial statements of PreMD Inc., included in the Annual Report (Form 20-F) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Toronto, Canada

May 14, 2008